Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. to Attend 31st Annual Roth Conference on March 18-19

BOCA RATON, FL, March 12, 2019 /PRNewswire/ -- Celsius Holdings, Inc., (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced that John Fieldly, Chief Executive Officer, and Edwin Negron-Carballo, Chief Financial Officer, will conduct one-on-one meetings at the 31st Annual Roth Conference on Monday, March 18 and Tuesday, March 19, 2019.

A copy of the investor presentation that will be provided to conference participants will be made available in the Financial Information section of the company’s website at https://www.celsiusholdingsinc.com/.

The conference will be held March 17-19, 2019 at The Ritz Carlton, Laguna Niguel in Orange County, CA and is by invitation only. For more information or to request a one-on-one meeting, please contact oneononerequests@roth.com or your ROTH representative at (800) 678-9147.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (CELH), founded in April 2004, is a global company that has a branded portfolio consisting of two beverage lines; each offering proprietary, functional, healthy-energy formulas that are clinically-proven to offer significant health benefits to its users.* The CELSIUS® Original Line comes in nine delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powder packets in four on-the-go, enjoyable flavors. The CELSIUS® Stevia Line is an extension of the original line offering naturally-caffeinated and naturally-sweetened and is available in five refreshing sparkling and non-sparkling flavors.

New to the portfolio is CELSIUS HEAT™, which offers an additional 100mg of caffeine than the Original and Stevia extension, for a total of 300mg per can. It also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans, is available in five carbonated flavors and was developed for those seeking a bolder version of the Original and Stevia line extension – which are sold in 12oz cans and appeal to the masses as an active lifestyle brand. As with all CELSIUS® products, CELSIUS HEAT™ is a thermogenic and is an ideal 16oz energy drink given it is proven-to-function and is healthier than competitive 16oz traditional energy drinks with high sugar content. CELSIUS HEAT™ targets millennial fitness enthusiasts, avid gym goers, professional trainers, competitive athletes, the military and first responders.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is sold nationally through leading fitness channel distributors and retailers, The Vitamin Shoppe, GNC, Amazon.com, Walmart.com, Target, 7- Eleven, Sprouts, The Fresh Market and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s, Food Lion, CVS and many more.

*CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides.

For more information, please visit the brand websites: www.celsius.com, www.celsiusheat.com and investor site www.celsiusholdingsinc.com.

Investor Relations:
Cameron Donahue
(651) 653-1854
cameron@haydenir.com